Exhibit 99.1

FOR IMMEDIATE RELEASE

J. Alexander’s Holdings, Inc. Reports Results

For Third Quarter Of 2017

Same Store Sales Up In Both Concepts

NASHVILLE, TN, Nov. 9, 2017 – J. Alexander’s Holdings, Inc. (NYSE: JAX) (the Company), owner and operator of the J. Alexander’s Restaurants, Redlands Grill, Stoney River Steakhouse and Grill and Lyndhurst Grill collection of restaurants, today reported financial results for the third quarter and first nine months ended October 1, 2017.

Third Quarter 2017 Highlights Compared To The Third Quarter Of 2016

•	Net sales increased 4.7% to $53,879,000 in the most recent quarter from $51,459,000 in the third quarter of 2016.

•	For the J. Alexander’s/Grill restaurants, average weekly same store sales per restaurant(1) were $107,000, up 1.4% from $105,500 in the third quarter of 2016. For the Stoney River Steakhouse and Grill restaurants, average weekly same store sales increased 3.7% to $67,300 from $64,900 recorded in the comparable quarter of 2016.

•	The Company recorded a loss from continuing operations of $1,597,000 in the third quarter of 2017 compared to income from continuing operations before taxes of $1,177,000 achieved in the third quarter of 2016. The most recent results were primarily due to the combination of several factors, including non-recurring transaction and integration expenses of $1,975,000 related to the Company’s planned acquisition of the Ninety Nine Restaurant and Pub concept discussed elsewhere in this release. Additionally in the third quarter of 2017, the Company’s restaurants in Florida were closed for 36 days due to the impact of Hurricane Irma. Management estimates the impact of such closures was approximately $650,000 in lost revenue, and a decrease to income from continuing operations of approximately $400,000, consisting of approximately $300,000 of lost restaurant operating profit and approximately $100,000 of food spoilage losses, cleanup costs and expenses associated with re-opening the restaurants. Finally, the opening of three new restaurants during the previous ten months, and anticipated inefficiencies in cost of sales, labor and selected other expense categories associated with supporting these new locations, had an unfavorable impact of the quarter ended October 1, 2017 as well.

•	During the third quarter of 2017, the Company’s profits interest grant with Black Knight Advisory Services, LLC (“Black Knight”) resulted in a profits interest expense of $40,000, down from an expense of $246,000 in the third quarter a year ago. The agreement with Black Knight is based on a quarterly valuation of a profits interest grant issued in October 2015. The non-cash expense associated with this grant is required to be recognized over the three-year vesting period of the grant and is calculated each quarter based upon the most recent valuation performed using the Black-Scholes valuation model, with any cumulative change associated with the most recent valuation impacting the current quarter. Primarily due to the $11.60 per share closing price of the Company’s stock at the end of the most recent quarter, the grant’s valuation decreased from $7,533,000 at July 2, 2017 to $6,650,000 at October 1, 2017. Also during the third quarter of 2017, the Company incurred consulting fees of $120,000 under its management agreement with Black Knight. This compares to consulting fees of $133,000 in the third quarter of the prior year.

•	On August 4, 2017, the Company and Fidelity National Financial, Inc. (“FNF”) announced that J. Alexander’s, Fidelity Newport Holdings, LLC (“FNH”) and Fidelity National Financial Ventures, LLC (“FNFV”), a direct wholly-owned subsidiary of FNF, had entered into a definitive agreement under which the Company will acquire 99 Restaurants, LLC (“99 Restaurants”) in an all-stock transaction valued at approximately $199 million, including the assumption of approximately $20 million in net debt. A preliminary proxy statement related to the acquisition was filed with the Securities and Exchange Commission (“SEC”) on October 11, 2017 and the SEC has notified the Company that this document will be subjected to their standard review process.

•	For the third quarter of 2017, J. Alexander’s Holdings, Inc. had a loss of $876,000 compared to net income of $945,000 posted in the comparable quarter a year ago. The Company had a tax benefit of $832,000 for the most recent quarter compared to a tax provision of $121,000 in the third quarter of 2016.

•	The Company’s basic and diluted loss per share was $0.06 for the third quarter of 2017 compared to basic and diluted earnings per share of $0.06 for the third quarter of 2016.

•	Adjusted EBITDA(2) for the third quarter of 2017 was $3,725,000, a decrease of 15.3% from $4,397,000 for the third quarter of 2016.

•	Restaurant Operating Profit Margin(3) was 9.2% for the third quarter of 2017 compared to 10.9% in the third quarter of 2016.

•	Cost of sales as a percentage of net sales in the third quarter of 2017 was 32.0% compared to 31.6% in the corresponding quarter of 2016.

(1)	Average weekly same store sales per restaurant is computed by dividing total restaurant same store sales for the period by the total number of days all same store restaurants were open for the period to obtain a daily sales average. The daily same store sales average is then multiplied by seven to arrive at average weekly same store sales per restaurant. Days on which restaurants are closed for business for any reason other than scheduled closures on Thanksgiving and Christmas are excluded from this calculation. Sales and sales days used in this calculation and amounts of other “same store” figures in this release include only those for restaurants in operation at the end of the period which have been open for more than eighteen months. Revenue associated with reduction in liabilities for gift cards which are considered to be only remotely likely to be redeemed (based on historical redemption rates) is not included in the calculation of average weekly same store sales per restaurant. Average weekly same store sales is computed from sales amounts that have been determined in accordance with U.S. generally accepted accounting principles (GAAP).

(2)	Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Adjusted EBITDA to net income. Management uses Adjusted EBITDA to evaluate operating performance and the effectiveness of its business strategies.

(3)	”Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit, a non-GAAP financial measure, to net sales. Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Restaurant Operating Profit to net income. Management uses Restaurant Operating Profit and Restaurant Operating Profit Margin to measure operating performance at the restaurant level.

For the third quarter of 2017, the Company’s consolidated operating loss totaled $1,392,000 compared to operating income of $1,306,000 recorded in the corresponding quarter a year earlier.

The Company’s restaurant labor and related costs as a percentage of net sales were 32.6% compared to 32.1% of net sales in the third quarter a year ago. Other restaurant operating expenses were 21.5% of net sales in the third quarter of 2017 compared to 21.1% of net sales in the third quarter of 2016.

The average weekly guest counts within the same store base of the Company’s J. Alexander’s/Grills collection decreased 1.2% for the third quarter of 2017 compared to the corresponding quarter of 2016. Guest counts within the same store base at the Company’s Stoney River Steakhouse and Grill restaurants were up 6.0% for the third quarter of 2017 compared to the same quarter of 2016. With respect to average guest checks, which include alcoholic beverage sales, the average guest check within the J. Alexander’s/Grills same store base of restaurants during the third quarter of 2017 totaled $30.85, up 2.7% from $30.04 during the third quarter of 2016. The average guest check within the same store base of Stoney River Steakhouse and Grill restaurants totaled $42.32, down 2.6% from $43.44 for the third quarter of 2016.

On a consolidated basis, average weekly guest counts within the Company’s J. Alexander’s/Grill locations decreased 1.3% for the third quarter of 2017 compared to the third quarter of the prior year. On a consolidated basis, average weekly guest counts within the Company’s Stoney River Steakhouse Grill locations increased 5.0% for the third quarter of 2017 compared to the third quarter of 2016. Average guest checks for the combined J. Alexander’s/Grills concepts rose 2.6% from $30.11 in the third quarter of 2016 to $30.90 in the most recent quarter. The average guest check for the Stoney River Steakhouse and Grill restaurants decreased 2.9% to $42.19 in the third quarter of 2017 from $43.44 in the third quarter of 2016.

The effect of menu pricing for the quarter just ended was estimated to be a 1.5% increase for the J. Alexander’s/Grills restaurants and a 0.2% decrease for the Stoney River Steakhouse and Grill restaurants compared to the same quarter of 2016. Inflation in food costs for the third quarter of 2017 was estimated to total 0.8% for the J. Alexander’s/Grill restaurants, with beef costs decreasing by an estimated 3.3% compared to the third quarter of 2016. For the Stoney River Steakhouse and Grill restaurants, inflation for the third quarter of 2017 was an estimated to total 0.4%, with beef costs down approximately 1.8%.

Chief Executive Officer’s Review/Third Quarter

“We were confronted by a combination of unforeseen and adverse factors negatively impacting our results in the third quarter ended October 1, 2017,” said Lonnie J. Stout II, President and Chief Executive Officer. “Among these were forced restaurant closings in six Florida markets during Hurricane Irma, along with incremental operating expenses in our three new restaurants opened during the past 10 months, which we typically experience post-opening. These incremental expenses primarily relate to higher than average cost of sales as our kitchens become accustomed to operating at volume, extra labor staffing to ensure that our guests have an outstanding experience and, in certain situations, we will provide higher than average complimentary meals as a means of marketing the restaurant to the local community. These challenges were in addition to the non-recurring transaction and integration expenses associated with the planned acquisition of the Ninety Nine Restaurant and Pub.”

“We are never satisfied with guest count declines,” Stout continued, “but we are not overly concerned about the guest traffic at our J. Alexander’s/Grill locations, as we started to see positive guest counts during September and that trend has continued into the early part of the fourth quarter. As we’ve shared in the past, our third quarter is always the most challenging quarter of the year due to mix shift, vacations and the loss of business guests during the summer. It is always our lowest sales average quarter of the year.”

Restaurant Development

During the third quarter of 2017, the Company began construction on one new J. Alexander’s Restaurant in King of Prussia, PA, and one new Stoney River Steakhouse and Grill in Troy, MI. Each of these new restaurants is expected to open in 2018.

First Nine Months Highlights For 2017

For the nine months ended October 1, 2017, J. Alexander’s Holdings, Inc. recorded net sales of $171,917,000, up from $162,259,000 posted during the comparable nine months of 2016. Within the J. Alexander’s/Grill restaurants, average weekly same store sales per restaurant were $113,600 for the first nine months of 2017, up 3.2% from $110,100 reported in the same nine months of the prior year. For the Stoney River Steakhouse and Grill restaurants, average weekly same store sales totaled $70,900, an increase of 2.2% from $69,400 recorded in the comparable nine months of 2016. Income from continuing operations before income taxes was $2,086,000, down from $5,860,000 achieved in the same nine months of 2016.

The Company recorded net income of $1,994,000 for the first nine months of 2017 compared to $4,322,000 achieved in the first nine months of the previous year. Adjusted EBITDA for the first nine months of 2017 totaled $16,792,000, an increase of 4.6% from $16,047,000 recorded in the first nine months of 2016. Basic and diluted earnings per share were $0.14 and $0.13, respectively, for the first nine months of 2017 and $0.29 for the comparable nine months of 2016.

The Company’s consolidated operating income for the most recent nine months was $2,617,000 compared to $6,300,000 recorded in the corresponding nine months of 2016.

For the nine months ended October 1, 2017, the Company’s cost of sales, as a percent of net sales, were 31.9%, consistent with 31.9% in the first nine months of 2016. Restaurant labor and related costs were 31.1% of net sales in the first nine months of 2017 compared to 30.9% of net sales in the corresponding period of 2016. Other restaurant operating expenses were 20.2% of net sales in the first nine months of 2017 compared to 20.3% of net sales in the first nine months of 2016.

The average weekly guest counts within the same store base for the Company’s J. Alexander’s/Grills collection increased 0.5% for the first nine months of 2017 compared to the corresponding nine months of 2016. Guest counts within the same store base at the Company’s Stoney River Steakhouse and Grill restaurants increased 4.3% for the first nine months of 2017 compared to the same nine months of 2016. With respect to average guest checks, the average guest check within the J. Alexander’s/Grills same store base of restaurants during the first nine months of 2017 totaled $30.91, up 2.6% from $30.12 during the same nine months of the prior year. The average guest check within the same store base of Stoney River Steakhouse and Grill restaurants totaled $42.74, a 2.6% decrease from $43.86 for the first nine months of 2016.

On a consolidated basis, average weekly guest counts within the Company’s J. Alexander’s/Grill locations increased 0.4% for the first nine months of 2017 compared to the comparable nine months of 2016. With respect to the Stoney River Steakhouse and Grill locations, consolidated average weekly guest counts increased 3.2% for the first nine months of 2017 compared to the same nine months of 2016. Average guest checks for the combined J. Alexander’s/Grills concepts increased 2.7% from $30.17 in the first nine months of 2016 to $30.97 in the first recent nine months of 2017. The average guest check for the Stoney River Steakhouse and Grill restaurants decreased 2.7% to $42.66 in the first nine months of 2017 from $43.86 in the same nine months of 2016.

The effect of menu pricing for the first nine months of 2017 was estimated to be a 2.1% increase for the J. Alexander’s/Grills restaurants and a 0.4% decrease for the Stoney River Steakhouse and Grill restaurants compared to the first nine months a year ago. Inflation in food costs for the first nine months of 2017 was estimated to total 0.4% for the J. Alexander’s/Grills restaurants, with beef costs down by an estimated 2.7% compared to the same nine months of the previous year. For the Stoney River Steakhouse and Grill restaurants, inflation for the first nine months of 2017 was also estimated at 0.4%, with beef costs down approximately 0.8% compared to the corresponding period of 2016.

Outlook For 2017/Guidance

	Prior Guidance	Full Year 2017
Same Store Sales:
Stoney River Steakhouse and Grill	+1.0% - 2.0%	+2.0% - 3.0%

The Company’s Adjusted EBITDA guidance range included in the March 2, 2017 release is unchanged. However, due in large part to the impact of Hurricane Irma during the third quarter of 2017, the Company anticipates that Adjusted EBITDA for the full year 2017 will approximate the lower end of the targeted guidance. The Company’s guidance range relative to capital expenditures included in the May 2, 2017 release is unchanged, as is the Company’s guidance range included in the August 10, 2017 release relative to consolidated revenue and same store sales for the J. Alexander’s/Grills restaurants for 2017. As a result of the Company’s planned acquisition of 99 Restaurants discussed above, and the uncertainty of transaction costs and changes to the Company’s financial statements that may result from the transaction, the Company is not presenting other items of guidance, and previous disclosures of those items should not be relied upon.

Conference Call

The Company will hold a conference call on Thursday, November 9, 2017 at 10 a.m. Central time to discuss its financial results for the third quarter ended October 1, 2017. The conference call can be accessed live over the phone by dialing 1-877-407-0789 (Toll-Free) or 1-201-689-8562 (Toll/International). To access the call via the internet, go to the J. Alexander’s website at http://investor.jalexandersholdings.com or http://public.viavid.com/index.php?id=126981.

A replay of the conference call will be available shortly following the conclusion of the call at http://investor.jalexandersholdings.com and http://public.viavid.com/index.php?id=126981, as well as dialing 1-844-512-2921 or 1-412-317-6671 and providing the access code 13672732. The replay will be accessible through November 16, 2017 via telephone and for 30 days on the internet.

About J. Alexander’s Holdings, Inc.

J. Alexander’s Holdings, Inc. is a collection of boutique restaurants that focus on providing high quality food, outstanding professional service and an attractive ambiance. On October 1, 2017, the Company owned and operated the following restaurant concepts: J. Alexander’s, Redlands Grill, Stoney River Steakhouse and Grill and Lyndhurst Grill.

The Company has its headquarters in Nashville, TN.

Forward-Looking Statements

This press release issued by J. Alexander’s Holdings, Inc. contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future, and in particular, our statements concerning and the agreement to acquire 99 Restaurants, LLC and the termination of the Black Knight consulting agreement the impact of such termination on the Black Knight profits interest grant, as well as our guidance disclosure. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under varying economic conditions; the effect of higher commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; the number and timing of new restaurant openings, associated costs and the Company’s ability to operate new restaurants profitably; competition within the casual dining industry and within the markets in which our restaurants are located; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of third parties, including government agencies; uncertainties concerning the recently announced 99 Restaurants transactions, including the following: uncertainties as to whether the requisite approvals of the J. Alexander’s shareholders will be obtained; the risk of shareholder litigation in connection with the transaction and any related significant costs of defense, indemnification and liability; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including circumstances that may give rise to the payment of a termination fee by J. Alexander’s; the effects of disruptions to respective business operations of J. Alexander’s or Ninety Nine resulting from the transactions, including the ability of the combined company to retain and hire key personnel and maintain relationships with suppliers and other business partners; the risks associated with the future performance of the Ninety Nine business; the risks of integration of the Ninety Nine business and the possibility that costs or difficulties related to such integration of the Ninety Nine business and J. Alexander’s will be greater than expected; the possibility that the anticipated benefits and synergies from the proposed transaction cannot be fully realized or may take longer to realize than expected; as well as other risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2017 and subsequent filings. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

J. Alexander’s Holdings, Inc.

Mark A. Parkey

Chief Financial Officer

(615) 269-1900

J. Alexander's Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	October 1 2017	October 2 2016	October 1 2017	October 2 2016
Net sales	$53,879	$51,459	$171,917	$162,259
Costs and expenses:
Cost of sales	17,250	16,252	54,878	51,695
Restaurant labor and related costs	17,552	16,540	53,456	50,087
Depreciation and amortization of restaurant property and equipment	2,567	2,232	7,445	6,636
Other operating expenses	11,564	10,833	34,673	32,909

Total restaurant operating expenses	48,933	45,857	150,452	141,327
Transaction and integration expenses	1,975	—	2,435	62
General and administrative expenses	4,315	4,104	15,479	13,963
Pre-opening expense	48	192	934	607

Total operating expenses	55,271	50,153	169,300	155,959

Operating income (loss)	(1,392)	1,306	2,617	6,300
Other income (expense):
Interest expense	(227)	(147)	(625)	(514)
Other, net	22	18	94	74

Total other expense	(205)	(129)	(531)	(440)

Income (loss) from continuing operations before income taxes	(1,597)	1,177	2,086	5,860
Income tax benefit (expense)	832	(121)	242	(1,210)
Loss from discontinued operations, net	(111)	(111)	(334)	(328)

Net income (loss)	$(876)	$945	$1,994	$4,322

Basic earnings (loss) per share:
Income (loss) from continuing operations, net of tax	$(0.05)	$0.07	$0.16	$0.31
Loss from discontinued operations, net	(0.01)	(0.01)	(0.02)	(0.02)

Basic earnings (loss) per share	$(0.06)	$0.06	$0.14	$0.29

Diluted earnings (loss) per share:
Income (loss) from continuing operations, net of tax	$(0.05)	$0.07	$0.16	$0.31
Loss from discontinued operations, net	(0.01)	(0.01)	(0.02)	(0.02)

Diluted earnings (loss) per share	$(0.06)	$0.06	$0.13	$0.29

Weighted average common shares outstanding:
Basic	14,695	14,700	14,695	14,862
Diluted	14,695	14,700	14,792	14,869

Note: Per share amounts may not sum due to rounding.

J. Alexander's Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Data as a

Percentage of Net Sales and Other Financial and Performance Data

(Unaudited)

	Quarter Ended		Nine Months Ended
	October 1 2017	October 2 2016	October 1 2017	October 2 2016
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	32.0	31.6	31.9	31.9
Restaurant labor and related costs	32.6	32.1	31.1	30.9
Depreciation and amortization of restaurant property and equipment	4.8	4.3	4.3	4.1
Other operating expenses	21.5	21.1	20.2	20.3

Total restaurant operating expenses	90.8	89.1	87.5	87.1
Transaction and integration expenses	3.7	—	1.4	0.0
General and administrative expenses	8.0	8.0	9.0	8.6
Pre-opening expense	0.1	0.4	0.5	0.4

Total operating expenses	102.6	97.5	98.5	96.1

Operating income (loss)	(2.6)	2.5	1.5	3.9
Other income (expense):
Interest expense	(0.4)	(0.3)	(0.4)	(0.3)
Other, net	0.0	0.0	0.1	0.0

Total other expense	(0.4)	(0.3)	(0.3)	(0.3)

Income (loss) from continuing operations before income taxes	(3.0)	2.3	1.2	3.6
Income tax benefit (expense)	1.5	(0.2)	0.1	(0.7)
Loss from discontinued operations, net	(0.2)	(0.2)	(0.2)	(0.2)

Net income (loss)	(1.6)%	1.8%	1.2%	2.7%

Note: Certain percentage totals do not sum due to rounding.

Other Financial and Performance Data:
Adjusted EBITDA(1)	$3,725	$4,397	$16,792	$16,047
As a % of net sales	6.9%	8.5%	9.8%	9.9%

Average weekly sales per restaurant:
J. Alexander’s Restaurant/ Grills	$105,500	$104,200	$112,100	$108,800
Percent change	1.2%		3.0%

Stoney River Steakhouse and Grill	$67,600	$66,300	$72,700	$72,500
Percent change	2.0%		0.3%

Average weekly same store sales per restaurant:
J. Alexander’s Restaurant/ Grills	$107,000	$105,500	$113,600	$110,100
Percent change	1.4%		3.2%

Stoney River Steakhouse and Grill	$67,300	$64,900	$70,900	$69,400
Percent change	3.7%		2.2%

(1)	See definitions and reconciliation attached.

J. Alexander's Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited in thousands)

	October 1 2017	January 1 2017
Assets
Current assets:
Cash and cash equivalents	$8,285	$6,632
Other current assets	6,287	7,741

Total current assets	14,572	14,373
Other assets	5,895	6,012
Property and equipment, net	101,915	101,470
Goodwill	15,737	15,737
Tradename and other indefinite-lived intangibles	25,160	25,155
Deferred charges, net	196	291

	$163,475	$163,038

Liabilities and Stockholders' Equity
Current liabilities	$26,187	$27,704
Long-term debt, net of portion classified as current and unamortized deferred loan costs	12,007	15,418
Deferred compensation obligations	6,213	6,010
Deferred income taxes	3,532	4,031
Other long-term liabilities	6,558	5,555
Stockholders' equity	108,978	104,320

	$163,475	$163,038

J. Alexander's Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Nine Months Ended
	October 1 2017	October 2 2016
Cash flows from operating activities:
Net income	$1,994	$4,322
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	7,661	6,842
Equity-based compensation expense	2,664	1,834
Other, net	19	(403)
Changes in assets and liabilities, net	599	(4,386)

Net cash provided by operating activities	12,937	8,209

Cash flows from investing activities:
Purchase of property and equipment	(8,657)	(12,153)
Other investing activities	(264)	(244)

Net cash used in investing activities	(8,921)	(12,397)

Cash flows from financing activities:
Proceeds from borrowing under debt agreement	—	4,000
Payments on long-term debt and obligations under capital leases	(2,361)	(1,250)
Purchases of common stock	—	(3,153)
Other financing activities	(2)	(1,319)

Net cash used in financing activities	(2,363)	(1,722)

Increase (decrease) in cash and cash equivalents	1,653	(5,910)
Cash and cash equivalents at beginning of period	6,632	13,424

Cash and cash equivalents at end of period	$8,285	$7,514

Supplemental disclosures:
Property and equipment obligations accrued at beginning of period	$2,587	$1,845
Property and equipment obligations accrued at end of period	2,153	2,011
Cash paid for interest	605	503
Cash paid for income taxes	579	4,730

J. Alexander's Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

Non-GAAP Financial Measures

Within this press release, we present the following non-GAAP financial measures which we believe are useful to investors as key measures of our operating performance:

We define Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA”, as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction and integration costs, non-cash compensation, loss from discontinued operations, gain on debt extinguishment and pre-opening costs.

Adjusted EBITDA is a non-GAAP financial measure that we believe is useful to investors because it provides information regarding certain financial and business trends relating to our operating results and excludes certain items that are not indicative of our operations. Adjusted EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations.

We define “Restaurant Operating Profit” as net sales less restaurant operating costs, which are cost of sales, restaurant labor and related costs, depreciation and amortization of restaurant property and equipment, and other operating expenses. Restaurant Operating Profit is a non-GAAP financial measure that we believe is useful to investors because it provides a measure of profitability for evaluation that does not reflect corporate overhead and other non-operating or unusual costs. “Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit to net sales.

Our management uses Adjusted EBITDA and Restaurant Operating Profit to evaluate the effectiveness of our business strategies. We caution investors that amounts presented in accordance with the above definitions of Adjusted EBITDA or Restaurant Operating Profit may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP financial measures in the same manner. Adjusted EBITDA and Restaurant Operating Profit should not be assessed in isolation from, or construed as a substitute for, net income or other measures presented in accordance with GAAP.

A reconciliation of these non-GAAP financial measures to the closest GAAP measure is set forth in the following tables:

	Quarter Ended		Nine Months Ended
	October 1 2017	October 2 2016	October 1 2017	October 2 2016
Net income (loss)	$(876)	$945	$1,994	$4,322
Income tax expense (benefit)	(832)	121	(242)	1,210
Interest expense	227	147	625	514
Depreciation and amortization	2,653	2,319	7,701	6,889

EBITDA	1,172	3,532	10,078	12,935
Transaction and integration expenses	1,975	—	2,435	62
Loss on disposal of fixed assets	30	54	119	164
Asset impairment charges and restaurant closing costs	2	1	135	3
Non-cash compensation	387	507	2,757	1,948
Loss from discontinued operations, net	111	111	334	328
Pre-opening expense	48	192	934	607

Adjusted EBITDA	$3,725	$4,397	$16,792	$16,047

Note: For purposes of computing Adjusted EBITDA, the $40 and $246 for the quarters ended October 1, 2017 and October 2, 2016, respectively, and $1,715 and $1,158 for the nine months ended October 1, 2017 and October 2, 2016, respectively, in non-cash compensation associated with a profits interest grant issued to Black Knight Advisory Services, LLC ("BKAS") on October 6, 2015 has been included in "Non-cash compensation" above. Additional expenses associated with the Company's management agreement with BKAS totaling $120 and $133 for the quarters ended October 1, 2017 and October 2, 2016, respectively, and totaling $559 and $451 for the nine months ended October 1, 2017 and October 2, 2016, respectively, are included in general and administrative expenses and have not been included in the reconciliation set forth above.

J. Alexander's Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

	Quarter Ended				Nine Months Ended
	October 1 2017		October 2 2016		October 1 2017		October 2 2016
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Operating income (loss)	$(1,392)	-2.6%	$1,306	2.5%	$2,617	1.5%	$6,300	3.9%
General and administrative expenses	4,315	8.0%	4,104	8.0%	15,479	9.0%	13,963	8.6%
Transaction and integration expenses	1,975	3.7%	—	0.0%	2,435	1.4%	62	0.0%
Pre-opening expense	48	0.1%	192	0.4%	934	0.5%	607	0.4%

Restaurant Operating Profit	$4,946	9.2%	$5,602	10.9%	$21,465	12.5%	$20,932	12.9%